Exhibit 10.14

HOTEL OPERATION AND MANAGEMENT SERVICES

AGREEMENT

entered into by and between

AMR OPERACIONES MX, S. DE R.L. DE C.V.

(AMR)

and

OPERADORA HOTELERA G I., S.A. DE C.V.

(Owner)

SEPTEMBER 10, 2019

 TABLE OF CONTENTS

RECITALS

REPRESENTATIONS

I. OWNER REPRESENTATIONS

II. AMR REPRESENTATIONS

CLAUSES

ONE - Definitions

TWO.- Composition of the Hotel

THREE.- Purpose

FOUR.- AMR Standard

FIVE.- Term

SIX.- Construction of the Hotel

SEVEN.- Consideration

SEVEN-BIS. Reimbursement of Expenses

EIGHT.- Annual Budget

NINE.- Operating Capital

TEN.- Special Prices and Gratuities

ELEVEN.- Hotel repairs and maintenance.

TWELVE.- Replacement of FF&E and Operating Equipment

THIRTEEN.- Appointment and Oversight of Officers

FOURTEEN. Insurance

FIFTEEN.- Records and Reports

SIXTEEN.- Use of Trademarks

SEVENTEEN.- Damage and Destruction to the Hotel

EIGHTEEN.- Inspection Visits

NINETEEN.- Group Services

TWENTY.- Events of default

TWENTY-ONE.- Early Termination and Rescission

TWENTY-TWO.- Waiver

TWENTY-THREE.- Assignment and Disposal

TWENTY-FOUR.- Preemptive Rights

TWENTY-FIVE.- Non-Compete

TWENTY-SIX.- Confidential Information

TWENTY-SEVEN.- Relationship between the Parties

TWENTY-EIGHT.- Notices

TWENTY-NINE.- Place of Performance; Outsourcing

THIRTY.- Entire Agreement

THIRTY-ONE.- Amendments

THIRTY-TWO- Severability

THIRTY-THREE.- Governing Law; Arbitration

THIRTY-FOUR.- Approval; Consent and; Authorized Representatives

EXHIBITS

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HOTEL OPERATION AND MANAGEMENT SERVICES AGREEMENT DATED SEPTEMBER 10, 2019 (HEREINAFTER THE “AGREEMENT”) ENTERED INTO BY AND BETWEEN AMR OPERACIONES MX, S. DE R.L. DE C.V. (HEREINAFTER “AMR”), REPRESENTED HEREIN BY RUBÉN REYES GIL, AND OPERADORA HOTELERA G I., S.A. DE C.V. (HEREINAFTER AND FOR PURPOSES OF THIS AGREEMENT THE “OWNER”), REPRESENTED HEREIN BY LAURA ISABEL CASTILLO SOLIS, PURSUANT TO THE FOLLOWING RECITALS, REPRESENTATIONS, AND CLAUSES:

R E C I T A L S

ONE. Cibanco S.A. Institución de Banca Múltiple, Division Fiduciaria, as Trustee in Trust Number CIB/3001 called fideicomiso Murano 2000 (“Murano Trust 2000”), is the sole and lawful owner of the property or properties identified as PRIVATE UNIT 1 (ONE), located in the plot of land marked with number FIFTY-SIX DASH A DASH TWO, SUPERMANZANA A TWO, SECOND TOURIST STAGE, located in the Tourist Development of Cancun, Quintana Roo, with a TOTAL SURFACE AREA of: 47,727.69 m2 (forty-seven thousand seven hundred twenty-seven point sixty-nine square meters); PRIVATE UNIT 4 (FOUR), located in the plot of land marked with number FIFTY-SIX DASH A DASH TWO, SUPERMANZANA A TWO, SECOND TOURIST STAGE, located in the Tourist Development of Cancun, Quintana Roo, with a TOTAL SURFACE AREA of: 21,473.30 m2 (Twenty-one thousand four hundred seventy-three point thirty square meters); PRIVATE UNIT 5 (FIVE), located in the plots of land marked with number FIFTY-SIX DASH A DASH ONE and FIFTY-SIX DASH A DASH TWO, SUPERMANZANA A TWO, SECOND TOURIST STAGE, located in the Tourist Development of Cancun, Quintana Roo, with a TOTAL SURFACE AREA of: 27,632. 44 m2 (Twenty-seven thousand six hundred thirty-two point forty-four square meters) (“Land”), where the Hotel or Hotels (as defined below) will be built; as evidenced with the title deed (public instrument) attached to this Agreement as Exhibit “A”. Such document contains a detailed description of the Land, its metes and bounds, among other information.

TWO. Murano Trust 2000, in its capacity as lessor and OPERADORA HOTELERA GI, S.A. DE C.V. in its capacity as lessee, entered into a lease agreement dated September 5, 2019, for a term of 20 years on the Land where the Hotel or Hotels will be built (as defined below); which is evidenced with the lease agreement attached to this Agreement as Exhibit “A”.

THREE. The Owner is interested in having AMR provide the management and operation services of the Hotel, in accordance with the terms and conditions set forth in this Agreement.

R E P R E S E N T A T I O N S

I.          Representations of the Owner. The Owner, through its attorneys-in-fact, represent that:

I.1.       It is a company duly organized and validly existing under the laws of the United Mexican States, as evidenced with public instrument No. 11,140 dated May 29, 2018, granted before Guillermo Loza Ramírez, Notary Public No. 10 of Nayarit, municipality of Bahía de Banderas, Nayarit, the first transcript of which was duly recorded in the Public Registry of Commerce of Mexico City (formerly Federal District) under commercial folio No. 201800214316. A copy of such instrument is attached as Exhibit “B” to this Agreement;

I.2.       Its attorney-in-fact has the requisite powers of attorney and authority to execute this Agreement on its behalf, which at the execution date of this Agreement have not been modified, limited, or revoked in any way. The foregoing is evidenced with the public instrument mentioned in the preceding paragraph. A copy of such instrument is attached as Exhibit “B-2” to this Agreement;

I.3.       It has obtained all corporate and any other authorizations required for the execution of this Agreement;

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I.4.      The execution of this Agreement does not violate any applicable law or contravene any covenant or contractual provision to which the Owner or the Property (as defined below) is a party or to which it is subject;

I.5.       It is in full and complete possession of the Hotel pursuant to the Lease Agreement set forth in the Recitals and therefore is entitled to transfer it to AMR, in accordance with the provisions of this Agreement;

I.6.      Except for any guarantees granted to creditors for the purpose of securing the performance of the Owner's obligations under the Financing (as defined below), the Hotel is free and clear of all Liens (as defined below);

I.7.       The Hotel is in compliance with any and all tax obligations, both federal and local, including property tax, and current in the payment of dues for all applicable services and governmental rights, including, but not limited to, potable water and sewage services, electricity, gas, and condominium fees, among others; and

I.8.       It wishes to enter into this Agreement in accordance with the terms and conditions set forth herein.

II.        Representations of AMR. AMR, through its legal representative, represents that:

II.1.      It is a company duly organized and validly existing under the laws of the United Mexican States, as evidenced with public instrument No. 12,430 dated December 6, 2017, granted before José Roberto Rodríguez Acevedo, Notary Public No. 66 of the City of Cancún, Quintana Roo. A copy of such instrument is attached as Exhibit “C” to this Agreement;

II.2.     Its legal representative has the requisite powers of attorney and authority to execute this Agreement on its behalf, which at the execution date hereof have not been modified, limited, or revoked in any way, as evidenced with the public instrument attached to this Agreement as Exhibit “C”;

II.3.      It has obtained all corporate and any other authorizations required for the execution of this Agreement;

II.4.      It has sufficient experience, capacity, and material and human resources to enter into this Agreement and to perform the obligations hereunder;

II.5.      The execution of this Agreement does not violate any applicable law or contravene any agreement or contractual provision to which AMR is a party or to which it is subject;

II.6.      It owns and/or has the rights to commercially operate the Trademarks (as defined below) to perform the purposes contemplated by this Agreement; and

II.7.      It wishes to enter into this Agreement in accordance with the terms and conditions set forth herein.

In view of the foregoing, and in consideration of the above recitals and representations, the Owner and AMR submit to the following:

C L A U S E S

ONE.- DEFINITIONS.

In addition to the terms defined in the Recitals of this Agreement, the following capitalized terms, when used herein, will have the singular or plural meaning given to them in this Clause:

“AMR” will have the meaning given to such term in the preamble of this Agreement.

“AMSTAR” means AMSTAR DMC by AMResorts®.

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“Purchase Notice” will have the meaning given to such term in Clause Twenty-Four (A) of this Agreement.

“Notice of Default” will have the meaning given to such term in Clause Twenty (C) of this Agreement.

“Notice of Visit and Inspection” will have the meaning given to such term in Clause Eighteen of this Agreement.

“Notice of Receipt” will have the meaning given to it in Clause Six (C) of this Agreement.

“Notice of Partial Completion” will have the meaning given to such term in Clause Six (B) of this Agreement.

“Notice of Sale” will have the meaning given to such term in Clause Twenty-Four (A) of this Agreement.

“Annual Bonus” will have the meaning given to such term in Clause Thirteen (C) of this Agreement.

“Call Center” and “Website” will have the meaning given to such terms in Clause Seven-Bis (B) of this Agreement.

“Events of Default” will have the meaning given to such term in Clause Twenty of this Agreement.

“Operating Capital” means at all times during the term of this Agreement, the amounts that, in accordance with the Approved Annual Budget, are required for the proper Operation of the Hotel, which AMR shall request from the Owner and the Owner shall provide for periods of 45 (forty-five) Calendar Days.

“Marketing” means the sale, distribution, marketing, booking, reservation, inventory management of the Hotel and, in general, the promotion of the lodging services in the Rooms, which includes, but is not limited to: (i) all marketing and sales operations of the Hotel (including the sale of lodging services, the development and implementation of marketing, and advertising campaigns of the Hotel); (ii) the marketing and sale of the Rooms as an “Unlimited Luxury” hotel; and (iii) all activities that are related to and generally fall within marketing and sales, including activities to be performed on behalf of the Owner with respect to the control and decision-making relating to sales, marketing, management and other related activities, and the control and management of such activities during the term of this Agreement; such activities will be hired by the Owner from a Third Party designated by AMR, subject to the Owner's approval.

“Agreement” means this Hotel operation and management services agreement and the exhibits hereto; as amended from time to time.

“Marketing Agreement” means the agreement for the provision of marketing services, to be entered into by and between the Owner and a Third Party designated by AMR and previously approved by the Owner, in accordance with the provisions of Clause Nineteen (D) of this Agreement and in terms substantially similar to those set forth in the document attached hereto as Exhibit “D”.

“AMR Account” means the bank account of AMR, which must be informed to the Owner in writing, in which the latter (or AMR, in exercise of the right of set-off granted under this Agreement) shall deposit the Management Fee, the Incentive Fee, and any other kind of expenses or amounts payable to AMR under the terms of this Agreement with funds coming from the Operating Account.

“Operating Account” means the bank account or accounts in the Owner's name approved by AMR, into which both of them, either directly or through the Officers, as applicable, shall deposit Operating Expenses and funds for reserves.

“Hotel Account” means the bank account or accounts held by the Owner, into which AMR and the Owner shall deposit the Gross Revenues of the Hotel and from which the Owner, either directly or through the Officers, shall make the deposits required to be made to the Operating Account pursuant to the provisions of this Agreement, provided that such deposit will be subject to the right of set-off of AMR pursuant to Clause Seven (F) of this Agreement.

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“Management Fee” means the amount to be paid by the Owner to AMR in accordance with the provisions of Clause Seven (A) below, as a fee for the provision of Hotel Operating services, from the proceeds of the Operating Account.

“Incentive Fee” means the amount to be paid by the Owner to AMR pursuant to the provisions of Clause Seven (B) of this Agreement as a fee for the provision of Hotel Operating services from the proceeds of the Operating Account.

“Business Day” means any day, except Saturdays and Sundays, and those on which banking and credit institutions are closed by law or by order of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or any other authority with jurisdiction.

“Calendar Day” means any day, including Saturdays and Sundays, regardless of whether it is a business day or a non-business day. Where not otherwise specified in this Agreement, the word days will be deemed to refer to Calendar Days.

“Managers” means the managers engaged by AMR pursuant to the terms and conditions of this Agreement for the purpose of coordinating and directing the activities of Operation in the Hotel, and any other function for which they are authorized by AMR or pursuant to this Agreement.

“Dollars” and “US$” means the legal tender of the United States of America.

“Buildings” will have the meaning given to it in Clause Two (B) of this Agreement.

“Fiscal Year” means the period referred to in Clause Five (B) of this Agreement, from January 1 to December 31 of each year, except for the first year, which will begin on the Commencement Date and end on December 31 of the same calendar year; and the last year, which will commence on January 1 of the year in which the Term expires and end on the date on which the Term ends.

“Operating Equipment” will have the meaning given to such term in Clause Two (E) of this Agreement.

“Operating Inventory” will have the meaning given to such term in Clause Two (F) of this Agreement.

“AMR Standard” will have the meaning given to such term in Clause Four of this Agreement, which is attached hereto as Exhibit “E”.

“Commencement Date” will have the meaning given to such term in Clause Five (A) of this Agreement.

“Receipt Notice Date” will have the meaning given to such term in Clause Six (C) of this Agreement.

“FF&E” will have the meaning given to such term in Clause Two (D) of this Agreement.

“Subsidiary, Affiliate, and/or Related Party” both in the singular and plural form, will mean, indistinctly, for purposes hereof, any persons and/or entities -existing now or in the future- that: (i) is controlled or is under common control of one of the Parties; (ii) of which any of the Parties has an equity interest, provided that the percentage interest is greater than 50%; (iii) in which any of the Parties has corporate control or the capacity to impose decisions to be taken in the shareholders' meeting and/or the board of directors; or (iv) in which the shareholders or partners of any of the Parties hold shares or equity interests and complies with at least one of the characteristics provided in items (i), (ii), and/or (iii) above.

“Financing” means the loan agreement and other documents containing a payment obligation derived from the loan of funds to the Owner, whether in the form of credit agreements, loans, negotiable instruments, or other similar instruments, entered into by the Owner with any financial institution for the purpose of obtaining funds for the design, construction, development, equipment, and operation of the Hotel; on the understanding that such Financing will be a condition precedent for the existence and enforceability of the obligations set forth in this Agreement.

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“Authorized Signatures” will have the meaning given to such term in Clause Nine of this Agreement.

“Capital Expenditures” means any item that is incurred in accordance with MFRS, including, but not limited to, capital improvements and expenditures for replacements, substitutions, and additions to FF&E.

“Operating Expenses” means all reasonable costs and expenses arising from the maintenance, performance, and oversight of the Operation of the Hotel, on such terms and subject to such limitations as may be set forth in the Approved Annual Budget and specifically includes the following expenses incurred by AMR on behalf of the Owner, as set forth in this Agreement, which are properly attributed to a given period within the accounting system of AMR: (i) the cost of food and beverages sold or consumed at the Hotel and the Operating Inventory, including duties, taxes, or customs contributions, and the cost of transportation, delivery, and storage thereof; (ii) the Operating Equipment; (iii) salaries and payments to Hotel personnel, including severance payments, applicable payroll taxes, and employee benefits, and all other similar expenses, including the payment of fees of outside legal, tax, or accounting advisors; (iv) the cost of all other goods and services obtained by AMR in connection with the Operation of the Hotel, including, but not limited to, heating, air conditioning, and facilities, office supplies, and all services provided by third parties; (v) the cost of repairs and maintenance of the Hotel for the ordinary use of its facilities (normal wear and tear), which will not constitute Capital Expenditures; (vi) applications and renewals for Permits; (vii) sales taxes on goods or services, not including any portions thereof which are charged directly to guests or customers or which are part of the sale price of any goods, services, or premises, except to the extent included in Gross Revenues; (viii) all fees and amounts for professional fees incurred in the Operation of the Hotel, including, but not limited to, attorneys' and accountants' fees, except for expenses incurred for work directly commissioned by the Owner, which will be under Gross Operating Income and will be at the Owner's expense; (ix) the costs and expenses of technical consultants and operating experts for specialized services that are hired by AMR; (x) all expenses and fees related to marketing, sales promotion, and public relations activities of the Hotel; (xi) any amounts derived from the purchase of the liability insurance and fidelity bond (and the policies thereof) referred to in Clause Fourteen of this Agreement, including the payment of any deductibles, excess losses, and related expenses (including without limitation the fees of agents and consultants hired to file the corresponding claims) that exceed, if any, the amounts covered by the insurance referred to in such Clause; and (xii) any other expenses which relate to the Operation of the Hotel or are set forth in the Annual Approved Budget, provided that they are incurred by AMR and do not constitute a Capital Expenditure.

Operating Expenses shall exclude those expressly stated in the Agreement, and any and all expenses that are incurred or commissioned directly by the Owner, including, but not limited to, expenses, taxes (including property tax), and other insurance policies related to the property and the works of the Land or the Hotel referred to in Clause Fourteen of this Agreement (except general liability and fidelity bond), and the payment of any deductible, excess losses, and related expenses (including without limitation the fees of agents and consultants hired to file the corresponding claims) that exceed, if any, the amounts covered by such insurance policies.

“Pre-Operating Expenses” means any expenses to be incurred prior to the Receipt Notice Date (as defined below) and to be borne in full by the Owner.

“Lien” means any pledge, mortgage, security trust, option, preemptive right, or any other limitation of title or possession of any kind relating to the Hotel.

“Rooms” will have the meaning given to such term in Clause Two (B) of this Agreement.

“Hotel” or “Hotels” means collectively the Land which in turn will comprise 4 (four) or more hotels, the Rooms, the Intallations, the FF&E, the Operating Equipment, the Operating Inventory, Buildings, Beach Club, and any other asset or right which, although not expressly mentioned in this Agreement, is required for the performance of the activities to be carried out by AMR under the terms of this Agreement.

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The Parties agree that this Agreement, although it refers to the 4 (four) hotels as a whole, for purposes of determining compliance and default under the Agreement, the provisions of Clause Three, Section A), paragraph two, will apply.

“Gross Revenues” means all revenues and proceeds from sales or services of any kind, whether in cash or any other form of payment, derived from the use, lease, occupancy, or other use of the Hotel, or from the sale of any goods, services, or other items which are offered by the Hotel as part of its ordinary operations, including without limitation, revenues received from guests, lessees, licensees, or sublessees (including any payments or deposits for sales derived from the Operation of the Hotel which are received directly by the Owner) and other services to guests of the Hotel, including those derived from commissions from sales of UVC memberships in the Hotel, and from Marketing activities conducted pursuant to the Marketing Agreement, and all proceeds derived from business interruption insurance policies.

The term Gross Revenues will not include amounts received in respect of: (i) any levies, value added taxes, sales, or use taxes or similar governmental fees that are collected directly from customers or guests, or constitute an integral part of the sales price of goods, services, or premises, such as lodging taxes or equivalent taxes as determined under applicable tax law; (ii) those received from claims of business impairment or from sales resulting in lieu of or under the threat of such impairment; (iii) proceeds received from capital loss insurance (other than proceeds from business interruption insurance which will be part of Gross Revenues); (iv) refunds, rebates, and proceeds from the sale of capital assets, or Operating Equipment, or FF&E made in the ordinary course of business; (v) gratuities collected for the benefit of employees; (vi) proceeds from any Financing or refinancing of the Hotel; and (vii) initial operating funds deposited into the Operating Account by the Owner.

“Property” will have the meaning given to such term in Clause Two (B) of this Agreement.

“Facilities” will have the meaning given to such term in Clause Two (C) of this Agreement.

“Know-how” will mean the knowledge and experience acquired by AMR in the development of administrative, operational, financial, marketing, sales, personnel, and human resources, technological, and any other activities, which will be reflected in the processes and activities that AMR shall carry out in compliance with its obligations under this Agreement and which are considered by AMR as trade secrets.

“Trademarks” will have the meaning given to such term in Clause Sixteen of this Agreement.

“MFRS” means the set of regulatory, conceptual, and particular standards issued by the Consejo Mexicano para la Investigación y el Desarrollo de Normas de Información Financiera or transferred to Mexican Board, which regulate the information contained in the financial statements and their notes at a given place and date, which are widely and generally accepted by users of financial information.

“Works” will have the meaning given to such term in Clause Six of this Agreement.

“Operation” means the activities of operation, management, and administration of the Hotel, as an “Unlimited Luxury”, “All Inclusive” hotel, and its employees and any and all legal and personal relationships related to such activities, which shall be performed in accordance with the terms and conditions set forth in this Agreement, provided that such activities do not include the Marketing of the Hotel.

“Additional Term” will have the meaning given to such term in Clause Five (B) of this Agreement.

“Initial Term” will have the meaning given to such term in Clause Five (A) of this Agreement.

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“Grace Period” will have the meaning given to such term in Clause Twenty (C) of this Agreement.

“Permits” means all licenses, permits, authorizations, concessions, and other requirements that, in accordance with the laws applicable to the Hotel, are necessary to operate the Hotel in accordance with the provisions of this Agreement.

“Term” or “Validity” will have the meaning given to such term in Clause Five (B) of this Agreement.

“Annual Budget” means the budget which for each Fiscal Year during the term of this Agreement will be prepared by AMR for the approval of the Owner, which shall include projections of Gross Revenues, Operating Expenses, Operating Capital, and other costs and expenses for a given Fiscal Year, including estimated additions to reserves and Gross Operating Income, on the understanding that such Annual Budget shall be prepared using as a frame of reference the financial and business projections delivered by AMR to the Owner on the execution date of this Agreement, which will be updated 6 (six) months in advance of the Commencement Date and which are attached hereto as Exhibit “F”.

“Approved Annual Budget” means the Annual Budget prepared by AMR and which has been approved by the Owner for a given Fiscal Year in accordance with Clause Eight of this Agreement.

“Owner” will have the meaning given to such term in the preamble of this Agreement.

“Project” means the works plans and schedule related to the remodeling, FF&E, decoration, and other adjustments to be made to the Hotel, in order for it to have the necessary characteristics to operate under the AMR Standard, which are specified in Exhibit “G” to this Agreement.

“Punch List” will have the meaning given to such term in Clause Six (B) of this Agreement.

“Marketing Expense Reimbursement” will have the meaning given to such term in Clause Seven Bis (A) of this Agreement.

“Reimbursement of Expenses for Reservations and Online Sales Services” will have the meaning given to such term in Clause Seven Bis (B).

“Insurance” will have the meaning given to such term in Clause Fourteen of this Agreement.

“Group Services” will have the meaning given to such term in Clause Nineteen (A) of this Agreement.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry - Tenth Edition (11th Edition) or any subsequent amendments, as published by the American Hotel & Lodging Association.

“Gross Operating Income” means, with respect to a given Fiscal Year, the amount by which Gross Revenues exceed Operating Expenses.

“Third Party” means any person, whether natural or legal, including governmental, federal and/or local authorities, other than the Owner and AMR.

“UVC” stands for Unlimited Vacation Club by AMResorts®.

TWO.- HOTEL COMPONENTS.

The Owner and AMR expressly acknowledge that the Hotel will be composed of and include, but not be limited to, the following:

(A) The Land.

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(B) Various buildings with a total of 1,000 (one thousand) guest rooms, of which 600 (six hundred) correspond to the Dreams® Trademark and 400 (four hundred) correspond to the Vivid® Trademark (“Rooms”), and areas where various restaurant(s), bar(s), conference and meeting rooms, parking areas, swimming pools are located, concessioned beach areas, beach club, spas, tennis courts, staff facilities, management facilities (even if located other than on the Land) and all other facilities or improvements not expressly excluded in this Clause (“Buildings”, and together with the Land, the “Property”).

The Parties agree that in a second phase, in a period of 18 months following the date of the Notice of Receipt of the first phase under this Agreement and subject to the conditions referred to in the Clause Thirty-Five, an additional 2,000 two (thousand) guest rooms will be added, which will correspond to the Trademarks determined by the Parties by mutual agreement.

(C) The mechanical systems and installations integrated into all or part of the Premises, including, but not limited to, air conditioning and ventilation, electrical, gas, plumbing, laundry, refrigeration, and kitchen equipment (“Installations”).

(D) The furniture, equipment, fixtures, and fittings forming part of or located on the Property, and vehicles used in the operation thereof, boats, sporting, and recreational equipment, if any, computer systems, including hardware and software, specifically, the software previously used and designated by AMR for the management of the Hotel (“FF&E”, fixed furniture and equipment).

(E) The crockery, glasses, cutlery, linen, and any other items of a similar nature located in the Property (“Operating Equipment”).

(F) Stocks and inventories of stationery, cleaning supplies, consumables, food, and beverages (“Operating Inventory”).

THREE.- PURPOSE.

(A) The Owner hereby designates AMR as operator, in order for the latter to carry out, on behalf of the former, the Operation and Marketing of the Hotel, subject to the terms, conditions, and obligations set forth in this Agreement.

For purposes of interpretation of this Agreement, the Parties agree that, although the Agreement establishes the terms, rights, conditions, and obligations of the 4 (four) hotels to be operated by AMR and may be referred to as a single hotel as a whole, to determine the payment obligations, performance, and defaults under the Agreement, and the other obligations, terms, and conditions of this Agreement, each hotel will be considered separately, on the understanding that the percentages, penalties, and amounts set forth herein will be divisible and applicable to each hotel individually.

(B) Pursuant to the terms and conditions of this Agreement, AMR shall have, on behalf of the Owner, control and the ability to make decisions with respect to the Operation and Marketing, retaining control, and management, over such activities and all assets comprising the Hotel referred to in the immediately preceding clause, and the employees of the latter, during the Term of this Agreement.

(C) Control and decision-making authority: Without limiting the generality of those described in the preceding subsection, the control and decision making authority hereby granted to AMR will include, among others: (i) using of the Hotel for its own purposes; (ii) determining the charges, rates, terms, and procedures for admission of guests to the Hotel; (iii) establishing policies and guidelines for the proper use of the Rooms and commercial spaces; (iv) hiring suppliers of entertainment, food, beverages, and other consumables for the Hotel; (v) hiring, training, transferring, and selecting employees of the Hotel, including the Managers, and terminating labor relationships, subject to the provisions of Clause Thirteen; (vi) negotiating labor agreements, including collective bargaining agreements; (vii) carrying out negotiations of any kind on behalf of the Owner and establishing legal and commercial relationships with Third Parties in all matters relating to the Operation of the Hotel; (viii) hiring the services of any kind of external consultants and advisors in accordance with the Approved Annual Budget; and (ix) any other that is inherent and necessary to carry out the Operation and Marketing of the Hotel.

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(D) Management: The Owner expressly acknowledges and agrees that, with respect to the Operation and Marketing activities, AMR will be acting exclusively as agent, for and on behalf of the Owner.

(E) Representation: In view of the foregoing, the Parties agree that, as of the execution date of this instrument, AMR will be authorized to negotiate and execute, in exercise of the powers of attorney granted pursuant to Clause Nineteen, subsection E), any kind of contracts or agreements that may be necessary to carry out the Operation and Marketing of the Hotel, including, but not limited to:

(i)	negotiating and entering into, pursuant to the Approved Annual Budget, contracts, agreements, and/or arrangements for services, supplies, Permits, leases, subleases for tours, workshops, stores, premises, office space, reception, and other facilities at the Hotel; provided that AMR shall require the prior written consent of the Owner (which may not be unreasonably withheld or delayed), for the execution of agreements that involve or constitute annual monetary consideration or obligations in excess of EU $50,000.00 (Fifty Thousand Dollars) and/or if the term of such agreements exceeds one (1) year.

(ii)	procuring, either in cash or using the credit granted to the Owner, and in accordance with the Approved Annual Budget, all food, beverages, provisions, supplies, and any other services, inventories, and goods required for the proper Operation of the Hotel.

(iii)	to hear and negotiate, on such terms and conditions as AMR deems to be in the best interest of the Hotel, any and all claims or lawsuits that may arise from the Operation and Marketing of the Hotel, whether or not legal action has been filed, and such settlements shall be in and on behalf of the Owner, and the Owner agrees that amounts expended for such items, to the extent consistent with accounting practices, will be paid out of the Hotel's Gross Revenue and will be considered Operating Expenses. The Owner agrees to hold AMR harmless for the payment of any costs, expenses, and damages that AMR may incur (including reasonable legal fees and expenses) in connection with such claims or lawsuits, provided that such costs, expenses, and damages have not been paid out of the Hotel's Gross Revenue as Operating Expenses.

(iv)	Replace or increase, as AMR deems necessary, FF&E, Operating Equipment, and Operating Inventory, under the terms of the Approved Annual Budget.

(F) The services to be performed by AMR under this Agreement will be performed primarily at the Hotel, without prejudice to the ability of AMR to coordinate a portion thereof through its Subsidiaries or Affiliates. Notwithstanding the foregoing, AMR may, to the extent reasonably practical and in accordance with market conditions in the area where the Hotel is located, provide any such services outside the territory where the Hotel is located, including, without limitation, entering into agreements with suppliers.

(G) The Owner agrees to: (i) maintain in the terms agreed in the Annual Approved Budget in the Operating Account and available to AMR, the required amounts of Operating Capital; and (ii) contribute the necessary amounts so that AMR may carry out the Operation of the Hotel under the terms set forth in this Agreement, and cover any necessary Pre-operating expenses. Such contributions must be made on the dates and in the amounts set forth in the Approved Annual Budget, as set forth herein.

(H) The Parties agree and acknowledge that the sales, recruitment, prospecting of customers, and any other activity related to the Marketing, activities and sales of vacation club memberships or similar, within the Hotel, will correspond exclusively to UVC.

The Parties agree that the Owner shall obtain at its own cost the alcoholic beverage license that UVC may require to develop its activity within the Hotel. Any proceedings, expenses, and costs for the renewal of such liquor license and other permits for the operation of the Hotel will be borne by AMR and will be considered as an Operating Expense.

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(I) The Parties accept and acknowledge that the sale of excursions, transfers, and in general all travel agency services offered to clients visiting the Hotel will correspond exclusively to AMSTAR. AMSTAR, in turn, shall pay a rent or commission, which will be deposited in the Hotel Account for the use and operation of the space necessary for such sale in the Hotel.

FOUR.- AMR STANDARD.

The Parties agree that, in order for AMR to carry out the Operation activities, the Hotel must at all times have the facilities, furnishings, amenities, services, specifications, and guidelines established by AAA Diamonds Ratings and/or any others provided by AMR in this Agreement (“AMR Standard”), as set forth in Exhibit “E”, which may vary at any time, provided that such modifications or adjustments are consistent with the requirements for all the hotels that AMR operates and/or markets in the same geographic area under the Trademarks; provided that, if as a result of such modifications or adjustments, the AMR Standard varies in such a way that it is not compatible with the provisions of Exhibit “E”, AMR shall update such Exhibit and deliver the new documentation to the Owner that conforms to the AMR Standard.

FIVE.- TERM.

(A) Subject to the provisions of this instrument and subject to the conditions precedent referred to in Clause Thirty-Five, this Agreement will be effective as of the execution date hereof and will be effective as of the Receipt Notice Date or April 1, 2022, whichever is later (“Commencement Date”) and until the end of the fifteenth (15th) full Fiscal Year following the Commencement Date (“Initial Term”), binding on both Parties.

(B) Upon the expiration of the Initial Term, this Agreement will be automatically extended for additional terms of 5 (five) Fiscal Years each (each, an “Additional Term” and together with the Initial Term, the “Term”), unless either Party gives written notice to the other Party expressly stating its intention not to extend this Agreement, and such notice must be given at least 12 (twelve) months in advance of the expiration of the Initial Term or the applicable Additional Term.

(C) Notwithstanding the foregoing, the Parties agree that this Agreement may only be terminated early in accordance with the terms and conditions set forth herein and, specifically, as set forth in Clauses Twenty and Twenty-One of this Agreement.

SIX.- CONSTRUCTION OF THE HOTEL.

(A) Both AMR and the Owner acknowledge that the Owner shall construct the Hotel at its own cost and expense, for which the Owner will be entitled to arrange such Financing as it deems appropriate, and shall comply with all aspects of the AMR Standard; therefore the Owner agrees to carry out such investments, construction, adaptation, alterations, renovations, and/or adaptations (collectively, the “Works”) in accordance with the Project. For such purposes, the Owner agrees to begin construction of the Hotel Works by October 15, 2019 (in respect of the first phase); whereas, for the second phase the Owner agrees to begin construction within 18 (eighteen) months following the Notice of Receipt Date of the first phase.

The Parties agree that the dates, deadlines, and terms set forth in this Agreement related to the construction and commencement of operations of the Hotel will only apply for the first phase of 1,000 (one thousand) Rooms.

(B) AMR and the Owner agree that all the modifications set forth in the Project will be duly completed, so that the Hotel must be fully operational, in compliance with the terms of the Project by April 1, 2022, as it may be extended if previously agreed by the Parties in writing; on the understanding that in the event of an act of god or force majeure event during the construction of the Hotel, this date will be extended for a term equivalent to the period during which such act of god or force majeure event lasts.

Notice of Partial Completion: For these purposes, the Owner shall deliver to AMR a written notice stating that the Hotel Works are duly completed in accordance with the Project (“Notice of Partial Completion”). Such Notice of Partial Completion must be delivered by the Owner to AMR by December 31, 2021.

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AMR Inspection: Upon receipt of the Notice of Partial Completion, AMR will have a period of 30 (thirty) Calendar Days to inspect the Works and notify the Owner in writing, either its conformity or non-conformity, with its comments as to whether or not, in its opinion, the Hotel complies with the characteristics required for its proper Operation in accordance with the AMR Standard; on the understanding that the notice by AMR may not be delayed or denied without cause.

If the Hotel Works are not duly completed, or if they do not meet the quality or characteristics of the AMR Standard, AMR shall notify its comments on the matter (“Punch List”), which will serve as a base document to follow up on the actions required to comply with the provisions of the Project, and necessary for AMR to operate the Hotel in accordance with the Trademarks.

The Punch List notified by AMR to the Owner, must indicate the deadline for completion of the Works.

(C) Upon receipt of the Punch List, the Owner will have the term indicated therein to make the adjustments requested by AMR, in order for the Hotel to be ready for Operation by April 1, 2022.

Once such additional works set forth in the Punch List are completed, the Owner shall notify AMR of the completion of the Works in order for AMR to approve such works. Upon approval of such works, AMR shall give notice to the Owner (“Notice of Receipt”) within 10 (ten) Business Days after it has received notice from the Owner of the completion of the Works; provided that the Notice of Receipt will not be delayed or denied without cause. In such regard, the date on which such notice is issued will be the “Notice of Receipt Date”.

(D) In the event that the Works indicated in the Project and/or in the Punch List are not completed by the Owner within the term indicated by AMR in the latter document, the parties shall, by mutual agreement and in writing, indicate the new date on which the works indicated in the Punch List must be 100% (one hundred percent) completed, on the understanding that AMR will not be required to commence Hotel Operation until the Notice of Receipt has been issued and signed by both parties to the satisfaction of AMR and in compliance with the AMR Standard.

Notwithstanding the foregoing and for the benefit of the Parties, AMR reserves the right to commence the Operation of the Hotel, in the exercise of its management duty, even before the Hotel has been fully handed over. Therefore, in the event that AMR decides to commence the Operation of the Hotel without having issued the Notice of Receipt due to the existence of works of any kind pending completion or without the existence of the necessary conditions to comply with the AMR Standard, the Hotel will not be deemed received until AMR issues and notifies the Owner of the Notice of Receipt, and the Owner will be in default in accordance with the provisions of this Agreement. In consideration of the foregoing, the obligations of AMR will not be enforceable until delivery and execution of the Notice of Receipt.

Once AMR has notified the Notice of Receipt, the Owner shall carry out the Works that are necessary to remedy any defects in the Hotel, which have not been pointed out in the Project or in the Punch List, for a term of up to 6 (six) months following the Notice of Receipt, provided that AMR notifies the Owner of the need to carry out such Works and states the reasons for doing so.

In the event that AMR has decided to start the Hotel Operation, without notifying the Owner of the Notice of Receipt, the latter may carry out any Works that are necessary to remedy any defects in the Hotel that have not been indicated in the Project or in the Punch List, until such time as AMR notifies the Owner of the Notice of Receipt of the Hotel.

In the event that the Owner does not complete the Hotel Works within the term provided in this Clause, the Owner shall pay AMR the amount of US$5,000.00 (Five Thousand and 00/100 Dollars) for each day of delay in the completion of the aforementioned works, such amount shall be due and payable as of April 1, 2022, as such date may be extended under the terms of this Agreement. Additionally, the Owner shall pay AMR the relocation and logistical expenses involved in the modification of the confirmed reservations for the effective days of delay in the opening. The amount payable by the Owner based on the provisions of this paragraph, however, will be capped to the amount of US$500,000.00 (Five Hundred Thousand and 00/100 Dollars).

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SEVEN.- CONSIDERATION.

(A) The Owner agrees to pay to AMR for Operating services, an amount equal to 3% (three percent) of the Gross Revenues of the Hotel (“Management Fee”).

(B) In addition to the foregoing, AMR will be entitled to charge to the Hotel, and retain as an incentive fee (“Incentive Fee”), in addition to the Management Fee, with respect to each full Fiscal Year during which AMR operates the Hotel, an amount equal to 10% (ten percent) of the Gross Operating Profit. In the event that a Fiscal Year is not completed at any time during the Agreement, the Incentive Fee will be payable in the applicable proportion.

(C) The Gross Revenues of the Hotel will be calculated each calendar month. Accordingly, the Management Fee corresponding to the services for the Operation rendered by AMR in a given month will be paid by the Owner to AMR on a monthly basis no later than on the twentieth (20th) day (or the immediately following Business Day) of the immediately following month.

(D) The Incentive Fee shall be paid in monthly installments payable on the twentieth (20th) day of the immediately following month, except for the Incentive Fee corresponding to the last month of each fiscal year, which will be paid within twenty (20) Calendar Days following the date on which the Owner receives the profit and loss statements, with respect to the immediately preceding Fiscal Year. Annually, both Parties shall adjust the amount corresponding to the Incentive Fee based on the percentage of the Gross Operating Income of the Hotel in the corresponding Fiscal Year, in accordance with the provisions of subsection (B) above.

(E) The Management Fee and the Incentive Fee, and any other amounts payable to AMR pursuant to this Agreement: (i) shall be paid in Dollars and in immediately available funds; (ii) shall be paid by wire transfer to AMR's Account; and (iii) shall be paid free of any assessments, charges, deductions, or other withholdings declared or determined by any competent authority, therefore any such items, if applicable, will be borne by the Owner; except for income tax based on such amounts payable to AMR, which will be payable solely by AMR.

(F) In the event that for any reason AMR does not receive in a timely manner any kind of payment regarding the Management Fee, the Incentive Fee, or any other amount owed by the Owner to AMR under this Agreement, AMR will be entitled to: (i) charge the Owner default interest equal to twelve percent (12%) per annum on unpaid balances; or (ii) withhold, set off, and deduct from Gross Revenues such amounts due, and AMR shall deposit solely and exclusively the remainder, if any, in the Hotel Account.

(G) During the term of the Agreement, AMR hereby guarantees to the Owner a Gross Operating Income in each fiscal year in the amount of up to US$25,805,823 (Twenty Five Million Eight Hundred Five Thousand Eight Hundred Twenty-Three Dollars) according to the amounts established for each Fiscal Year in accordance with the table attached hereto as Exhibit F. The foregoing, in the event that: i) if in a Fiscal Year the minimum amount of Gross Operating Income mentioned above of up to US$25,805,823 (Twenty Five Million Eight Hundred Five Thousand Eight Hundred Twenty-Three Dollars) is not reached depending on the corresponding Fiscal Year according to Exhibit F, AMR shall cover the outstanding difference to the Owner within the first twenty (20) calendar days of the following Fiscal Year. AMR's guarantee will only be required as of the second full Fiscal Year, provided that the Commencement Date occurs by November 1 of the first Fiscal Year. If the Commencement Date occurs after November first, the first Fiscal Year to which the AMR guarantee will apply will be the Third Fiscal Year.

The guarantee referred to in the preceding paragraph will not be enforceable in the event of any default by the Owner of the Agreement, which has not been cured within the term established for such purposes in the Agreement. Likewise, the Owner acknowledges and agrees that AMR assumes no liability in connection with the Financing that the Owner obtains with the Bank, and therefore assumes no contractual relationship or commitment with the Bank.

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SEVEN BIS.- REIMBURSEMENT OF EXPENSES.

(A) Reimbursement of Marketing Expenses. The Owner shall reimburse AMR for Marketing and sales expenses incurred by AMR, provided that such expenses must be up to six percent (6%) of the actual Gross Revenues for the Hotel in each Fiscal Year. Reimbursement for such Marketing and sales expenses must be paid monthly on the twentieth (20th) day of each month thereafter, and must be paid in Dollars by transfer of immediately available funds to such account as AMR may direct or to such other destination as AMR may designate at any time and in writing to the Owner (“Marketing Expense Reimbursement”).

(B) Reimbursement of Expenses for Reservations and Online Sales Services. AMR will be responsible for generating, as distribution and sales channels, a voice reservation center (“Call Center”) and a website for Internet sales (“Website”), the purpose of which will be to promote and drive sales of the Hotel. The Owner acknowledges that both the Call Center and the Website will generate expenses, which will be covered at all times by the Owner and will correspond to 5% (five percent) of the sales generated through such channels. The Reimbursement of Expenses for Reservations and Online Sales Services shall be made monthly, on the twentieth (20th) day of each month thereafter, and shall be paid in Dollars by transfer of immediately available funds to the account indicated by AMR or to any other destination that AMR may designate at any time and in writing to the Owner (“Reimbursement of Expenses for Reservations and Online Sales Services”).

(C) Reimbursement of Expenses for Group Services. AMR shall provide Group Services to the Owner, as set forth in Clause Nineteen of this instrument, which shall be reimbursed by the Owner within 30 (thirty) Calendar Days immediately following AMR's collection thereof.

(D) The reimbursements referred to in this clause: (i) shall be paid in Dollars and in immediately available funds; (ii) shall be paid by wire transfer to AMR's Account; and (iii) shall be paid free of any taxes, dues, deductions, or other withholdings declared or determined by any competent authority; therefore, such items, if applicable, will be borne by the Owner; with the exception of the income tax based on such amounts payable to AMR, which will correspond exclusively to the latter.

(E) In the event that AMR does not receive the reimbursements referred to in this Clause in due time and form, AMR will be entitled to charge the Owner default interest on the unpaid balances, at the rate of 12% (twelve percent) per annum, and the Owner shall pay such interest.

EIGHT.- ANNUAL BUDGET.

(A) By November 1 of each Fiscal Year, AMR shall deliver to the Owner a draft Annual Budget for the immediately following Fiscal Year, on the understanding that such Annual Budget shall be prepared using as a framework the financial and business projections delivered by AMR to the Owner on the execution date of this Agreement, which will be updated 6 (six) months in advance of the Commencement Date and which are attached hereto as Exhibit “F-1”; in order for the Owner to review such draft Annual Budget and provide its comments to AMR. The Annual Budget shall include, among other items, estimates of: (i) additions to reserves; (ii) Gross Revenues; (iii) Operating Expenses; (iv) Capital Expenditures; and (v) Gross Operating Income.

The Owner will have a term of 30 (thirty) Calendar Days, following the date of delivery by AMR, to review the draft Annual Budget and submit to AMR in writing its approval or its comments with respect thereto; on the understanding that the approval by the Owner may not be delayed or denied without cause. Upon expiration of the aforementioned term, if the Owner has not made any comments regarding the Annual Budget, it will be deemed that the Owner agrees with the document, and will be considered the Approved Annual Budget.

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In the event that the Owner agrees with the draft Annual Budget prepared by AMR, such draft Annual Budget will be deemed to be the Approved Annual Budget for the immediately following Fiscal Year. Otherwise, the Owner, within such term of 10 (ten) Business Days, shall send AMR its comments in writing so that AMR may make the adjustments it deems appropriate and prepare a new version of the draft Annual Budget, which will be sent to the Owner as soon as possible.

(B) The Parties agree to use their best efforts to reach agreement on the Annual Approved Budget by December 31 of the Fiscal Year preceding the Fiscal Year to which the Annual Approved Budget applies.

(C) In the event that the Parties are unable to reach an agreement regarding the Annual Budget for any Fiscal Year prior to the commencement of such Fiscal Year, AMR shall continue with the Operation of the Hotel in accordance with the Annual Approved Budget for the immediately preceding Fiscal Year, plus the increase in the Consumer Price Index (CPI) published by the Treasury of the United States of America. This document will be considered temporarily the Approved Annual Budget until such time as the Parties agree on the final content of the Approved Annual Budget for the respective Fiscal Year under the terms of this Clause.

NINE.- DEPOSIT OF GROSS REVENUES AND FUNDING OF OPERATING CAPITAL, RESERVES.

(A) Gross Revenues Deposit

(A.1) All Gross Revenues derived from the Operation and received by AMR or the Owner will be initially deposited into the Hotel Account on the Business Day immediately following the date on which they are received by each of them, as applicable.

(B) Funding of Working Capital

(B.1) The Owner shall transfer (directly or through the Officers) to the Operating Account, within 2 (two) Business Days following the receipt of any written request from AMR, such funds as the latter may require for anticipated or usual Working Capital, or part of anticipated projects that AMR deems necessary for the proper operation of the Hotel, as designated by AMR; provided that any such request for funds shall be contemplated within the Approved Annual Budget.

(B.2) All checks for the withdrawal of funds from the Operating Account must bear the signature of two persons authorized for such purposes, one from the comptroller's department and the other from the operations department. In any event, such two individuals must be from among 4 (four) executives, namely: (i) the AMR Regional Comptroller; (ii) the Hotel Comptroller; (iii) the AMR Regional Director of Operations; and (iv) the Hotel General Manager, collectively referred to as the “Authorized Signatories”. Notwithstanding the foregoing, the Parties acknowledge that a signature will only be required for all ordinary operating and/or business expenses that are paid in accordance with the provisions of the Approved Annual Budget.

All movements of funds in the bank accounts will be subject to the provisions of this Agreement and AMR's policies and procedures. Likewise, AMR shall be responsible for overseeing, directing, and establishing reasonable management controls to ensure the proper management of the bank accounts in accordance with the interests of the Owner.

(B.3) The Owner expressly agrees to perform all acts necessary for the Managers to be duly authorized to draw against the Operating Account immediately upon their appointment by AMR.

(C) Creation and Funding of Reserves

(C.1) The Owner shall transfer (or request the Managers to transfer on its behalf) to the Operating Account, within 2 (two) Business Days following the receipt of any written request from AMR, such funds as may be required for the creation or funding of the reserves; provided that any such request for funds must be contemplated in the Approved Annual Budget.

(D) Account Shortage Liability

AMR will not be liable for any loss of funds deposited in any Hotel operating account, other than losses caused by the negligence, willful misconduct, or bad faith on the part of AMR or its agents, officers, or employees in the handling of such funds and in the failure to oversee, direct, and establish controls to ensure the proper handling of the bank accounts. The Owner will not be liable for any losses of funds deposited in any operating account of the Hotel, other than those losses caused by the negligence, willful misconduct, or bad faith of the Owner or its agents or employees in the handling of such funds.

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(E) Transfer of Funds to the Owner

Within 35 (thirty-five) Calendar Days following the closing of each corresponding month, AMR shall make, by itself or through the Hotel's Managers, to the account designated by the Owner, the deposits and transfers of remaining funds from the Operating Account and the Hotel Account existing at the end of the respective month, once all the Operating Expenses, Management Fees, Incentive Fees, and other considerations and reimbursements that correspond to AMR under the terms of this Agreement, and the applicable reserves and other concepts that must be paid in accordance with this Agreement, as contemplated within the Approved Annual Budget, have been covered. In this regard, AMR may retain in the Operating Account and in the Hotel Account such amounts as it reasonably deems advisable in accordance with the financial and business projections of the Hotel in order to maintain uninterrupted operation in accordance with the AMR Standard, provided that such retained amounts will be considered within the Annual Approved Budget.

TEN.- SPECIAL PRICES AND GRATUITIES.

With respect to the Owner's guests, the Parties agree that the Owner will be entitled to the use of rooms within the Hotel for friends and relatives of the Owner, on the understanding that AMR shall grant such right, exclusively, upon written request of the Owner, and subject to availability. All rooms occupied by them will be billed at a direct cost price, but not at a sales price, charged directly to the Owner. The foregoing, unless there is displacement in the Hotel, in which case the discount will not apply and an additional rate will be charged for displacement, or the published rate for such dates.

ELEVEN.- REPAIRS AND MAINTENANCE OF THE HOTEL AND MODIFICATIONS, ADDITIONS, OR IMPROVEMENTS.

(A) REPAIRS AND MAINTENANCE. AMR agrees to maintain the Hotel in good repair and condition in accordance with the AMR Standard used in hotels of the same category and characteristics as the Hotel, with the exception of normal wear and tear. The cost of repairs and maintenance of the Hotel will be considered an Operating Expense.

(B) MODIFICATIONS, ADDITIONS, OR IMPROVEMENTS. AMR will have the right, from time to time during the Term, to make, at the expense of the Owner, such modifications, additions, or improvements to the Hotel as may be required to maintain the quality of the Hotel and in accordance with the AMR Standard, but only to the extent that these are contemplated in the applicable Approved Annual Budget. The foregoing, provided that AMR shall obtain the prior written consent of the Owner with respect to: (i) any expenditures for modifications, additions, or improvements in excess of US$50,000.00 (Fifty Thousand and 00/100 Dollars), notwithstanding that such expenditure is provided in the Annual Approved Budget; and (ii) in the event that such modifications, additions, or improvements are not provided in the Annual Approved Budget.

The Parties agree that the authorization of the Owner referred to in this subsection (B) will not be required for strictly emergency repairs.

The cost of such modifications, additions, or improvements should be capitalized, amortized, and/or depreciated in accordance with accounting practices established in MFRS and the Uniform System.

(C) Hotel Structural Repairs and Changes. In the event that, during the Term, any structural repairs to the Hotel are required, whether arising from any laws, rules, or regulations in force, whether federal, state, and/or municipal or, as applicable, resulting from an order, injunction, or judgment of any governmental authority, whether federal, state, or municipal, they will be made and will be at the cost and expense of the Owner, provided that: (i) they will not be considered as Operating Expenses and will be charged below Gross Operating Income; and (ii) the Owner shall retain the right to challenge through available legal channels, the requirement to make such structural repairs and/or modifications, being at all times bound to indemnify AMR for any damage or harm caused to the latter or the Hotel, as a result of the failure to carry out such structural adjustments or repairs as stated in this paragraph. In any case, structural repairs or changes shall be made with the least possible inconvenience to the Hotel's operation.

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(D) Other Works Required. The Parties agree that any modifications or construction other than those mentioned in subsections (B) and (C) above shall be paid and performed directly by the Owner. Notwithstanding the foregoing, in the event that, in the reasonable opinion of AMR, modifications or repairs are required because of an emergency that threatens the structural integrity of the Hotel or any part thereof, and the health and/or safety of the guests, the Owner hereby authorizes AMR to make the necessary modifications and/or repairs to remedy such circumstance, at the Owner's expense, provided that AMR subsequently justifies, to the satisfaction of the Owner, the need for such repairs.

(E) Performance of Works. All repairs, alterations, additions, or improvements shall be made upon notice to and under the supervision of AMR and will be performed in such a way as to maintain the character and quality of the Hotel.

(F) Source of Funds. Unless otherwise provided in the applicable Annual Approved Budget, the Parties agree that the cost of all alterations, additions, and improvements shall be a separate cost to the Owner, and no funds from the Hotel Operating Account shall be used for such purposes. Amounts expended in such regard will be considered Capital Expenditures (if so contemplated within the Annual Approved Budget) or additional expenditures at the Owner's expense (if such expenditures are not contemplated within the Annual Approved Budget, in which case prior approval of the Owner shall be required).

On the other hand, the Parties agree that the cost of all repairs and maintenance of the Hotel for the ordinary use of its facilities will be considered Operating Expenses and for such purposes funds will be used from the Operating Account and will not be considered as Capital Expenses.

TWELVE.- REPLACEMENT OF FF&E AND OPERATING EQUIPMENT.

(A) Within ten (10) Calendar Days following request by AMR, the Owner shall pay to whoever AMR indicates the Capital Expenditures, including the cost of replacement and addition of FF&E and Operating Equipment, to the extent such amounts are contemplated within the Approved Annual Budget. Unless otherwise agreed in writing by the Parties, total Capital Expenditures shall not exceed four percent (4.0%) of the Gross Revenues received by the Hotel.

(B) Subject to the provisions of the immediately preceding paragraph, AMR will be entitled to make all replacements and additions to the FF&E and Operating Equipment that it deems necessary or desirable, without requiring the consent of the Owner, to the extent that the amounts for such replacements and additions are contemplated within the Approved Annual Budget.

(C) The Capital Expenditures percentage set forth above shall apply only to the extent that AMR has received, to its satisfaction, the FF&E and Operating Equipment of the Hotel. Otherwise, such percentage may be modified by AMR to be sufficient to cover, in the opinion of AMR, the FF&E and Operating Equipment necessary to maintain the AMR Standard and the general parameters included in the hotels operated under the Trademarks.

(D) Capital Expenditures will not be considered Operating Expenses.

(E) The Parties agree and acknowledge that the provisions of subsection (A) of this Clause will not apply to the modifications, additions, improvements, repairs of any kind, alterations or any other kind of work referred to in Clause Eleven of this Agreement.

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THIRTEEN.- APPOINTMENT, OVERSIGHT OF MANAGERS AND COOPERATION BETWEEN THE PARTIES.

(A) The officers, employees, and/or collaborators of the Hotel will be under the direction and oversight of AMR, but will not be employees of AMR, since they will be employees of the Owner or any Third Party authorized by AMR and designated by the Owner for such purposes. AMR shall train, coach, and supervise the employees of the Hotel.

(B) AMR will have the exclusive authority to decide, in its sole discretion, on the structure of the personnel related to the Operation of the Hotel, and the strategy related to such activity. Accordingly, AMR shall at all times have the authority, among others, to decide with respect to: (i) the hiring, appointment, and removal of the personnel in charge or assigned to any task in the Hotel, in all its aspects, including their remunerations, terms, and conditions of their hiring or removal, and that of the Managers; (ii) the choice of the commercial strategies to be implemented periodically in the Hotel; and (iii) all other matters, aspects, and powers granted to AMR under this instrument to carry out the Operation, including the execution of the collective or individual labor agreements that may be required for such purposes.

(C) AMR may also decide on the payment of any extraordinary compensation to the Managers, without requiring any approval from the Owner or Third Parties, provided that such compensations are within the parameters of similar positions in hotels of similar category to the Hotel. The parties acknowledge and agree that the Hotel shall pay an annual bonus to the executive committee of the Hotel, which will be part of the annual compensation of such executives and which will be contemplated in the Annual Approved Budget (“Annual Bonus”), which may be up to 3 (three) months' salary, according to the performance of the purposes according to AMR's measurement system, which will be communicated to the Owner within 30 (thirty) Calendar Days following the closing of each Fiscal Year. The parties agree that AMR will not require additional approval from the Owner for the payment of the Annual Bonus.

FOURTEEN. INSURANCE.

(A) The Owner agrees to take out and maintain in force during the Term, insurance policies covering: (i) indemnity; (ii) damage to third party property; (iii) litigation and/or proceedings; (iv) business disruption; and (v) all risks insurance or damage to the property and its equipment reasonably covering the value of the Hotel, with the coverages and in accordance with the requirements and amounts established from time to time by AMR . The policies for the aforementioned insurance may be arranged and taken out by AMR in the name and on behalf of the Owner.

Additionally, AMR agrees to take out and maintain in force during the Term, in the name and on behalf of Owner, insurance policies covering: (i) liability, and (ii) fidelity bonds, with the coverages and in accordance with the requirements and amounts established from time to time by AMR (together with the insurance policies provided in the preceding paragraph, “Insurance”). The aforementioned insurance policies may be arranged and taken out by AMR in the name and on behalf of Owner.

(B) In connection with the foregoing, the Owner shall submit to AMR, within 3 (three) Business Days after the Operations Commencement Date, or the expiration date of each Insurance policy, as applicable, copies of all of the aforementioned policies and/or renewals thereof, as applicable. In the event that the Owner fails to submit such policies within the aforementioned term, AMR may directly take out the Insurance policies at the cost and expense of the Owner without additional liability for the Parties.

(C) The Insurance to be taken out by the Owner will be for the amounts agreed upon by the Parties for such purposes, but in no event will the policy relating to business interruption insurance be less than the sum of the Management Fees, the Incentive Fee, the Marketing Expense Reimbursement, the Reservation and Online Sales Services Expense Reimbursement, the Group Services Expense Reimbursement, and any other amount that AMR is entitled to receive under the terms of this Agreement, and shall also cover the Gross Revenues, Operating Expenses and Capital Expenses in accordance with the Annual Budget in question, plus the consideration corresponding to the Marketing Agreement estimated in the Budget of the corresponding Fiscal Year.

(D) The Owner agrees that the Insurance policies: (i) shall designate AMR and its Affiliates as additional insureds, up to the amount of its interest; (ii) shall provide that payments to AMR for business disruption and liability insurance, shall not include deductibles or any other reduction or deduction resulting from the negotiation of such insurance, therefore AMR will be entitled to collect the corresponding amounts in full; (iii) shall be renewed in a timely manner, but within 5 (five) Business Days in advance of their expiration; and (iv) shall include an express provision confirming that they may not be cancelled until 30 (thirty) days following the date on which AMR notifies the insurer in writing of their cancellation.

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(E) The Owner agrees to assume at its own expense and cost any payment for the purchase and maintenance of the Insurance policies indicated in this Clause, except for the general liability insurance and fidelity bond, which will be considered an Operating Expense.

FIFTEEN.- BOOKS, RECORDS, REPORTS, AND PROPRIETARY INFORMATION OF AMR.

(A) AMR shall keep adequate books and other accounting records, and records customary in the international hotel industry, reflecting the results of the operations of the Hotel. Such books and records shall be kept in accordance with applicable Mexican law and in conformity with the “Uniform System of Accounts for Hotels” or any subsequent amendments, as published by the American Hotel Association, unless the Parties expressly provide otherwise in this Agreement.

(B) All accounting and all other records relating to or reflecting the Hotel Operation, including, without limitation, any and all marketing agreements, must be kept at the Hotel during the Term.

The agreements entered into in connection with the operation of the Hotel, and the accounting records, must be kept at the Hotel during the Term. Such books and records must be available to the Owner and its representatives for review, audit, inspection, and reproduction at least 2 (two) times a year, upon prior written notice to AMR 10 (ten) Calendar Days in advance, unless the inspection derives from a judicial requirement or from the respective tax authorities, in which case it shall be carried out immediately in order to comply with the terms established by the competent authorities.

Except as provided in subsection (C) below, the books and records relating to the Hotel, including but not limited to, accounting books, reception logs, among others, will be the property of the Owner.

(C) The Owner expressly acknowledges that the customer databases, report forms, software, guidelines, policies, regulations, manuals, and procedures, and the records and rights of use and operation of the Trademarks and any other direct contribution of AMR, are and will at all times be the property of AMR, and therefore may not be copied, reproduced, or used in contravention of the provisions of this instrument, or as indicated from time to time by AMR. Likewise, they may be retrieved by AMR upon termination of this Agreement.

(D) AMR shall send to the Owner, no later than on the 20th (twentieth) day of each month, a monthly report on the status of sales and the results of the Operation corresponding to the immediately preceding month and since the beginning of the corresponding Fiscal Year, which must include: (i) a balance sheet; (ii) a profit and loss statement, comparing the Gross Revenues, expenses, losses, and other applicable items for such month and the Fiscal Year to date, including but not limited to the monthly sales for the Fiscal Year and the average rates (to the extent they are applied and have been collected by AMR); and (iii) a statement stating the calculations of the Management Fee and the Incentive Fee payable to AMR corresponding to the previous month.

(E) Within 40 (forty) Calendar Days following the closing of each Fiscal Year, AMR shall deliver to the Owner a profit and loss statement, showing the results of operations of the Hotel for the immediately preceding Fiscal Year, including the calculation and description of the Gross Operating Income for such period.

(F) In the event that the Owner has no objections to the reports submitted, sent, and/or delivered by AMR within ten (10) Calendar Days following the date on which they are received by the Owner, such reports will be deemed approved by the Owner for all applicable purposes. The Parties shall use their best efforts to resolve any objections that may arise within 15 (fifteen) Calendar Days following the date on which the corresponding objection has been reported in writing.

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SIXTEEN.- USE OF TRADEMARKS.

(A) The Hotel shall be operated under the trademarks Dreams Resorts & Spas, and Vivid Resorts & Spas, including their distinctive signs, designs, operating manuals, and other inherent elements (collectively, the “Trademarks”), of which AMR is the sole and legitimate owner and/or in respect of which it owns rights for its commercial exploitation. The Parties acknowledge and agree that, by virtue of this Agreement, AMR does not in any way grant any license to the Owner to use or commercially exploit the Trademarks.

(B) The Owner acknowledges that AMR is the lawful owner or licensee of all rights in and to the Trademarks, and hereby irrevocably agrees that it will not at any time contest or assist any Third Party in contesting or challenging the ownership, use, and/or exploitation rights of AMR in respect thereof.

Notwithstanding the foregoing, the Owner will be entitled exclusively to:

(i)	Carry out the printing of the Trademarks on the goods and materials required for the performance of the purpose of this Agreement, as used and registered, without modifying or altering it, and with the specifications indicated by AMR.
(ii)	Refrain from registering in its name the Trademarks or any distinctive sign similar to it, in the same or other classes of those provided in the industrial property laws, its regulations, and other applicable regulations, whether national or international.
(iii)	Not allow its collaborators, employees, managers, directors, subcontractors, or suppliers to misuse the Trademarks, or to register in its name the Trademarks or any distinctive sign similar to it, in the same or other classes of those provided for in the industrial property laws, its regulations, and other applicable national and international regulations and that, in case of breach, the Owner shall be jointly and severally liable with the infringer or invader of such industrial property rights.
(iv)	Refrain from using the Trademarks upon termination of this Agreement or expiration of the Term of this Agreement.
(v)	Promptly notify AMR of: (i) any lawsuit, action, or legal proceeding of which it becomes aware, the purpose of which is to invalidate, cancel, or otherwise invalidate the Trademarks; and (ii) of any infringement, invasion, or acts of unfair competition by Third Parties that violate or impair the rights and goodwill derived from the Trademarks.

(C) The Owner acknowledges that the Know-how for the Operation of the Hotel is owned and, if applicable, licensed by AMR and that the manuals, guidelines, policies, procedures, standards, AMR Standard, and the notices, communications, and information to customers, customer lists, image, software, trademarks of the consumption centers, presentation of uniforms, information and terms and conditions indicated in the supplier agreements, and other commercial relationships, are also owned by AMR, AMR is the sole and legitimate owner of all intellectual property arising from the execution of this Agreement, which is the property of AMR and is the sole and legitimate owner and/or has rights for its exploitation, which will be treated as confidential information under this Agreement, in accordance with the provisions of this instrument, and the laws and other applicable regulations, whether national or international.

(D) The Owner acknowledges that it will have access to the intellectual property of AMR, including, but not limited to, prints, literature, manuals, formats, software, customer lists, among others, and shall refrain, at all times, from imitating, copying, or transmitting to third parties and, in general, from taking any action that infringes such rights. This obligation shall survive indefinitely after the termination of this Agreement.

SEVENTEEN.- DAMAGE AND DESTRUCTION TO THE HOTEL AND ACTS OF GOD OR FORCE MAJEURE.

(A) Damage and Destruction to the Hotel: Except as set forth in subsection (B) below, in the event of any casualty to the Hotel, including, but not limited to, fire, lawfully declared strikes or similar, affecting all or any part of the Hotel, in a way that is unreasonable or imprudent in the opinion of AMR to operate the Hotel as a hotel of the same type and category as it was prior to the casualty, the Parties will have 60 (sixty) Calendar Days following the occurrence of the loss to agree on the actions and measures to be taken to remedy the damage caused by the destruction of the Hotel; on the understanding that if the affected part of the Hotel is not repaired by and at the cost of the Owner to the satisfaction of AMR within the reasonable term indicated by the Parties for such purpose in accordance with the foregoing, AMR will be entitled to terminate this Agreement by giving 30 (thirty) Calendar Days prior written notice to the Owner, and the provisions of Clause Twenty One (B) regarding termination by AMR will apply.

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(B) Act of God or Force Majeure: A breach of the provisions of this Agreement will not be deemed to exist if such breach is the result of an act of god or force majeure event.

EIGHTEEN.- INSPECTION VISITS.

(A) AMR shall allow the Owner and its authorized representatives access to the Hotel premises during business days and hours for the purpose of inspection and audit by the Owner as reasonably deemed necessary to corroborate the proper Operation thereof. The Owner shall give notice to AMR at least 10 (ten) Calendar Days in advance of the date of the visit and inspection of the Hotel Operation (“Notice of Visit and Inspection”). The Owner shall indicate in the Notice of Visit and Inspection, the full names of the persons to whom AMR shall give access, and the information required from AMR, as long as it is exclusively related to the services subject matter of this Agreement.

(B) The Owner may only make a maximum of three (3) inspection visits in each Fiscal Year during the Term.

(C) It is strictly forbidden for any direct or indirect competitor of AMR, or any person related to any of them, to have access to the Hotel's facilities, in terms of the provisions of this Clause, and the Owner will be liable at all times, and shall indemnify AMR, for any damages caused by such breach in accordance with the provisions of the Agreement.

(D) The costs or expenses related to the inspection visits referred to in subsection (A) above will be borne by the Owner.

NINETEEN.- GROUP SERVICES, PERMITS AND PAYMENTS, MARKETING AGREEMENT AND GRANTING AND REVOCATION OF POWERS OF ATTORNEY.

(A) AMR shall provide or cause its Affiliates to provide, in the activities relating to the sales, marketing, Hotel Marketing and Operation, and for the benefit of the guests of the Hotel, services of: (i) reservations among AMR group hotels; (ii) central billing; (iii) convention and business promotion; (iv) sales promotion, advertising, and public relations; (v) office support; (vi) food and beverage procurement; and (vii) oversight and control of personnel and other operating departments, and all other group benefits, services, facilities, and advertising that are offered to other hotels owned or managed by AMR and its Affiliated companies (hereinafter the “Group Services”).

(B) AMR will be entitled to charge and be reimbursed for all costs and expenses it incurs, if and to the extent contemplated within the Annual Approved Budget, with respect to the provision of the Group Services, on a reasonable cost sharing basis for the Group Services or other services that are provided at more than one of the hotels operated by AMR, including the Hotel, provided that such reimbursements may not exceed the costs and expenses corresponding to the prevailing market value on the date incurred.

(C) The Parties agree that the Permits must be obtained and paid directly by the Owner, at its cost. Likewise, all amounts required to be paid by way of property tax or other taxes or dues applicable to the Hotel, which by their nature must be paid by the owner of a property by the mere fact of having such capacity, will be at the sole cost and expense of the Owner and it will not be considered as a Capital Expenditure. On the other hand, any proceedings, expenses, and costs for renewal of the Permits after the first year of Operation will be borne by AMR and will be considered as an Operating Expense.

(D) The Owner hereby agrees to execute, within a term of 10 (ten) Business Days following the execution date of this instrument, the Marketing Agreement with the entity designated by both Parties by mutual agreement.

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(E) Granting and Revocation of Powers of Attorney:

The Owner shall, within a term of 30 (thirty) Business Days following the execution date of this Agreement, grant, in favor of the Officers and other persons indicated in writing by AMR, the necessary powers of attorney for acts of management; litigation and collection; and to open bank accounts and subscribe negotiable instruments and credit transactions, in the name and on behalf of the Owner, limited to such acts being solely and exclusively in relation to the Hotel and within the scope set forth in this Agreement. A form of the power of attorney to be granted by the Owner is attached hereto as Exhibit “H”.

Certified copies of such powers of attorney (with data in the corresponding Public Registry, if applicable) will be delivered by the Owner to AMR within the term referred to in the immediately preceding paragraph.

The Owner shall, within a term of 5 (five) Business Days following the date on which AMR gives written notice to the Owner regarding the removal of any Manager, take the necessary actions to revoke the powers of attorney granted in favor of any Manager that AMR has decided to remove from office.

Certified copies of such revocations (with data in the corresponding Public Registry, if applicable) must be delivered by the Owner to AMR within the term referred to in the immediately preceding paragraph.

TWENTY.- EVENTS OF DEFAULT.

The following events will constitute events of default under this Agreement and will entitle the affected party to exercise any rights, actions, or remedies hereunder, including, if applicable, termination of this Agreement, and such other rights, actions, and remedies as may be available under applicable law.

(A)	Events of Default by the Owner:

(i)	Failure to pay in a timely manner as provided in this Agreement, with respect to the Management Fee, Incentive Fee, Marketing Expense Reimbursement, Reimbursement for Reservations and Online Sales Services, Group Services, or any other amounts payable by the Owner to AMR pursuant to the provisions of this Agreement;

(ii)	The failure by the Owner to provide the necessary funds required by AMR in terms of Clause Nine, subsections (B) and (C), if such funds have not been provided by the Owner within 20 (twenty) Calendar Days following the request made by AMR.

(iii)	Filing for bankruptcy, insolvency proceedings, or any other similar proceeding filed by or against the Owner, on the understanding that if the initiation of such proceedings comes from a Third Party, there will be no event of default if, within 120 (one hundred and twenty) Calendar Days following the initiation of any such proceeding, it is declared null and void;

(iv)	If any of the works or construction Permits of the Hotel is not renewed, if applicable, or obtained by the Owner, or if defaults are detected that cannot be remedied with respect thereto after the commencement of the term of this instrument, or if such defaults hinder the Operation of the Hotel.

(v)	Failure to deliver the Insurance policies that are the responsibility of the Owner under the terms and forms established in this Contract.

(vi)	If the Owner does not contribute the amounts required for the Hotel Operation in accordance with the Approved Annual Budget.

(vii)	If the Owner interferes with the activities entrusted to AMR under this Agreement, by means of instructing, ordering, directing, or carrying out the functions that were granted to AMR, and which it performs in accordance with the provisions of this instrument.

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(viii)	Failure to reimburse the expenses for Group Services and/or its corresponding interests, if applicable, within 30 (thirty) Calendar Days immediately following the request for reimbursement made by AMR, under the terms of Clause Seven BIS.

(ix)	Early termination of this Agreement within the Initial Term for causes attributable to the Owner, without default by AMR.

(x)	The Owner has not completed the Works referred to in Clause Six of this Agreement, within the deadlines, terms, and conditions set forth therein, for causes attributable to the Owner.

(B)	Events of Default by AMR:

(i)	Failure to deliver or make available to the Owner, any sums of money due to the Owner pursuant to this Agreement, except for the right of set-off granted to AMR hereunder;

(ii)	Filing for bankruptcy, insolvency proceedings, or any other similar proceeding filed by or against AMR, on the understanding that if the initiation of such proceedings comes from a third party, there will be no event of default if, within 120 (one hundred and twenty) Calendar Days of the initiation of any such proceeding, it is declared null and void or not applicable;

(iii)	The abandonment of the Hotel without cause for more than 5 (five) Business Days.

(iv)	If any of the Hotel's Operating Permits is not renewed by AMR, or if defaults are detected that cannot be remedied with respect to it after the commencement of the term of this instrument, or if such default hinders the Operation of the Hotel.

(v)	Failure to comply, as of the first full Fiscal Year of operations of the Hotel, with at least 85% (eighty-five percent) of the Gross Operating Income reflected in the Approved Annual Budget in 2 (two) consecutive Fiscal Years. For such purposes, the Parties acknowledge and agree that AMR will be entitled to contribute the difference in the event of not reaching the aforementioned percentages for any Fiscal Year, in order to remedy the default referred to in this subsection within 10 (ten) Business Days following the default.

The Parties acknowledge and agree that the performance commitment will not apply for the first full Fiscal Year of the Term of the Agreement, if any of the following events occur: (i) the Hotel is handed over after October 1 of the year agreed for its delivery (2022); (ii) the Hotel is not handed over on time in accordance with Clause Six of this Agreement and with the necessary specifications for the proper operation in accordance with the AMR Standard.

(C) Except for the event of default set forth in subsection (A)(i) of this Clause, any Event of Default under this Agreement will have a grace period of 30 (thirty) Calendar Days (“Grace Period”).

Any Event of Default shall be notified in writing to the party in default (“Notice of Default”). Therefore, the Grace Period will commence upon receipt of the Notice of Default. If the Grace Period has elapsed and the defaulting party has failed to cure and/or remedy the default, the affected party will be entitled to terminate this Agreement without the need for a court order and without any liability.

(D) The Parties further agree that in the event the Owner fails to perform any of its obligations hereunder, AMR will have the right, but not the obligation, to perform the obligations of the Owner at the expense of AMR, but out of the Owner's funds. The Owner may not terminate this Agreement under any circumstances, until the Owner reimburses and pays AMR all amounts paid in connection with these items, the Management Fee, the Incentive Fee, and any other amount owed to AMR pursuant to this Agreement and/or any other related document. Furthermore, the foregoing will not release the Owner from any of its obligations under this Agreement nor shall it be construed as a waiver by AMR of any of its rights or remedies under this Agreement.

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TWENTY-ONE.- EARLY TERMINATION, INDEMNIFICATION; RESCISSION, AND PAYABLE FEES.

(A) Indemnification: Subject to the provisions of this Agreement, the Owner hereby agrees to defend, indemnify, and hold AMR, its Subsidiaries, Affiliates and related companies, and their respective officers, directors, employees, agents, and advisors, harmless from and against any and all claims, lawsuits, complaints, suits, proceedings, penalties, fines, liabilities, settlements, direct, indirect, or consequential damages, costs or expenses of any kind, known or unknown, foreseen or unanticipated, contingent or otherwise (including, without limitation, reasonable attorneys' fees and disbursements), arising out of or incurred by and in connection with this Agreement, or in connection with any default by the Owner hereunder or the activities undertaken by the Owner in compliance with the express provisions contained herein; unless any such acts result from the gross negligence or bad faith of AMR or its officers and employees.

(B) Rescission by AMR: In the event of termination of the Agreement by AMR for any material breach by the Owner without cause, AMR will be entitled at its option to: (i) payment of liquidated damages as provided in subsection (A) above; or (ii) charge the Owner a penalty as follows:

(i)	Liquidated Damages: equivalent to the total of the sum of the Management Fee and the Incentive Fee of the last 12 (twelve) months multiplied by 1 (one); provided that the Hotel has been in Operation for at least 4 (four) Fiscal Years.

(ii)	If the termination of the Agreement by AMR occurs before 12 (twelve) months can be counted, then the amount for liquidated damages will be the amount resulting from multiplying US$5,000.00 (Five Thousand and 00/100 Dollars) by 2,000 (two thousand).

(iii)	If the termination of the Agreement by AMR occurs after 12 (twelve) months can be counted, but before 4 (four) Fiscal Years, then the amount for liquidated damages will be the equivalent of the total of the sum of the Management Fee and the Incentive Fee for the last 12 (twelve) months, multiplied by 3 (three).

(C) Rescission by the Owner: In the event of termination of this Agreement by the Owner, derived from any serious breach by AMR without cause, with the exception of subsection B(v) of Clause Twenty, the Owner will be entitled to claim the payment of damages caused by AMR, provided that there is reliable proof that such damages have actually been caused to the Owner.

(D) Payment of Outstanding Amounts: Notwithstanding the foregoing, the Parties agree that in the event this Agreement is terminated early for any cause, AMR will be entitled to receive payment of any amounts due for Management Fee, the Incentive Fee, Group Services, Marketing Expense Reimbursements, and/or any other applicable items, together with any expenses and other amounts payable to AMR pursuant to this Agreement.

(E) Rendering of Accounts: Within 10 (ten) Business Days following the termination or expiration of this Agreement, AMR shall account for and deliver to the Owner all amounts that have been generated by the Operation of the Hotel, including any remainder of the Operating Account and any reserve accounts that may be established pursuant hereto, after AMR has collected any amounts that it is entitled to retain pursuant to the terms hereof.

(F) Early Termination by the Owner: The Owner expressly agrees that it may only terminate this Agreement without cause during the Initial Term by giving AMR 12 (twelve) months prior written notice, and shall pay AMR the penalty provided in subsection (B) of this Clause. Such penalty will be paid immediately into AMR's Account. In addition to the liquidated damages to be paid by the Owner, the Owner shall also pay AMR any amounts pending payment, as provided in subsection (D) of this Clause.

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TWENTY-TWO.- WAIVER.

The failure of AMR and/or Owner to enforce strict performance of any of the provisions, agreements, terms or conditions of this Agreement, or to exercise any rights or remedies for breach, will not constitute a waiver of rights or remedies for breach, nor shall it constitute a waiver of rights for subsequent breaches of such provisions, agreements, terms or conditions. The foregoing, unless a waiver of any of the provisions, agreements, terms or conditions of this Agreement has been confirmed in writing. No waiver of any breach shall affect or amend this Agreement except in accordance with the specific terms of the written waiver.

TWENTY-THREE.- ASSIGNMENT AND DISPOSAL.

(A) AMR will have the right to assign its rights and obligations under this Agreement to an Affiliate, Subsidiary, or related party without obtaining the prior consent of the Owner, provided that the assignee demonstrates that it has control of AMR and the necessary experience to operate the Hotel on the same terms as AMR under this Agreement. Notwithstanding the foregoing, AMR may freely assign the rights to collect any amounts it is entitled to collect under this Agreement in favor of the individual or legal entity it deems convenient.

(B) The Owner may not assign its rights or obligations under this Agreement, except with the prior written consent of AMR, unless it is an Affiliate, Subsidiary, or related party of the Owner, in which case there will be no need to obtain AMR's prior consent.

(C) Except for the rights and obligations of the Owner under the Financing Documents, the Owner may not sell, assign, transfer, or otherwise dispose of its rights to the Hotel, whether by sale or any other form of disposal of the Hotel, or of the shares, equity interests, and/or any other similar corporate interest of the Owner or its parent company, during the first two (2) years of the Initial Term.

In the event that the Owner sells, assigns, transfers, or otherwise disposes of all or part of its rights to the Hotel, whether by sale or any other form of disposal thereof, or of the shares, equity interests, and/or any other similar corporate interest of the Owner, its parent companies or Affiliates, the Owner expressly and irrevocably agrees that this Agreement may not be terminated and shall remain in full force and effect until such time as the new owner is subrogated to the obligations of the Owner hereunder, on the understanding that AMR will have the right, but not the obligation, to terminate this Agreement at any time after the sale of the Hotel to a Third Party. Notwithstanding the foregoing, the Owner will be deemed to have incurred an event of default, for which the payment of amounts in accordance with the provisions of Clause Twenty-One subsection (B) of this Agreement will apply, in addition to any outstanding amounts payable to AMR by the Owner, under the terms of this instrument.

In such case, but with the exception of any actions arising from the Financing documents, AMR will at all times have the right of first refusal with respect to any purchase and sale offers with respect to the Hotel, the Owner, or any of its Subsidiaries or parent companies. Notwithstanding the determination made by AMR with respect to the exercise of such right of first refusal, the obligation of the Owner to pay the amounts set forth in Clause Twenty-One subsection (B) of this Agreement shall remain in force, in addition to any outstanding amounts payable to AMR by the Owner, under the terms of this instrument.

TWENTY-FOUR.- PREEMPTIVE RIGHTS.

(A) In order for AMR to exercise the right of first refusal referred to in the preceding Clause, the Owner must give written notice to AMR of its intention to sell, assign, transfer, or otherwise dispose of its rights to the Hotel, directly or indirectly, all or part of the Hotel (“Notice of Sale”). Once AMR has received the Notice of Sale, it will have 30 (thirty) Calendar Days to request, in writing to the Owner, any information necessary to analyze the purchase and to be able to perform a “Due Diligence” on the Hotel. Once AMR has received the information it requested from the Owner to assess the purchase, it will have a term of at least 60 (sixty) Calendar Days to perform the Due Diligence.

Upon conclusion of the Due Diligence period, AMR shall deliver a written notice to the Owner, indicating whether it decides to exercise its right of first refusal in order to acquire the corresponding interest in the Hotel (“Purchase Notice”); provided, however, that AMR has the right to acquire the Hotel on the same terms and conditions on which it is offered to the relevant Third Party.

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In the event that AMR does not deliver the Purchase Notice or it is in the negative sense, the Owner will be entitled to sell under such terms to the Third Party in question, on the understanding that the sale must be made under exactly the same terms as those contained in the Notice of Sale, and in the event that these are modified in any way, the Owner must deliver a new Notice of Sale to AMR.

TWENTY-FIVE.- NON-COMPETE.

The Owner shall notify AMR, in case of assuming the marketing, operation, management and/or exploitation of any hotel operated under the “All Inclusive” concept, or similar to those operated by AMR during the Term.

During the Term and for a period of 1 (one) year following the termination of this Agreement, for any cause, the Owner (directly or through any of its Affiliates or Subsidiaries), may not offer work to and/or employ AMR employees or former employees, without the prior written consent of AMR.

TWENTY-SIX.- CONFIDENTIAL INFORMATION.

The parties to this Agreement agree that all information obtained with respect to the Hotel or the Operation and Marketing thereof, and any other information derived from the execution of this Agreement, and as a result of the obligations of each party hereunder, will be considered as strictly confidential information.

Each party shall cause its employees, officers, representatives, and agents to take such actions as may be required to preserve and protect the confidentiality of such information as if it were its own information. The foregoing will not prevent AMR from disclosing such information to persons who may request access to it in connection with the performance of this Agreement.

The Parties acknowledge that the confidentiality obligations provided herein will not apply to information that:

(1)	was known to either party prior to the disclosure of such information by the other party;
(2)	is or comes into the possession of the public by means that do not constitute a default under this Agreement; or
(3)	otherwise becomes legally available, on a non-confidential basis, from third parties or is not subject to a confidentiality obligation to either Party.

The Parties agree that the information related to the provision of the Operation services that may be subject to inspection by competent authorities, may be submitted to such authorities, without constituting a breach under this Agreement, as requested or demanded by such authorities, in accordance with the applicable legal provisions. In the event that any authority requests confidential information owned by the other party, the requested party shall immediately notify the owning party of such request, prior to such information being provided to the authority that requested it.

The Owner acknowledges that all information obtained with respect to Know How, as a result of the execution of this Agreement, including but not limited to any financial information, information on methods, processes, strategies, plans, publications, prints, implementation, policies, manuals, customer lists, image, software, trademarks, presentation of uniforms, information and supplier agreements, and other commercial, labor, operational relationships and all industrial and intellectual property arising also in connection with the execution of the Agreement and related to the Operation, and any and all information, documentation provided by AMR, is and will at all times remain the property of AMR, and will be subject to the confidentiality obligations set forth herein.

The contents of this Clause shall continue in force indefinitely, even after the termination of this Agreement, for a period of 5 (five) years following the termination or rescission date of this Agreement, as applicable.

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TWENTY-SEVEN.- RELATIONSHIP BETWEEN THE PARTIES.

Nothing in this Agreement will be construed to constitute or create a partnership, joint venture, or other relationship between the Owner and AMR, its successors or assigns, and neither Party will have any labor liability or obligation with respect to the employees or workers of the other Party, and each Party agrees to hold the other Party harmless from and against any lawsuits, proceedings, claims, contingencies, expenses, costs, damages, and losses arising from labor or social security obligations to which it is bound.

Likewise, the Parties acknowledge and agree that, in order for AMR to provide the services subject matter of this Agreement, AMR will be acting exclusively as agent of the Owner, on the understanding that all acts performed by AMR will be in the name and on behalf of the Owner and in use of the credit of the latter with respect to third parties.

TWENTY-EIGHT.- NOTICES.

(A) AMR indicates as contractual address to receive any notices related to the Agreement the one located at:

Address: Unidad A-1 en el Centro Empresarial Cancún – Zona Hotelera,

Lote 18-12, manzana S2, Zona Hotelera, Cancún, Benito Juárez, Quintana Roo, C.P. 77500.

Telephone: + 52 (998) 891 46 46

Email: rreyes@amresorts.com

Attention to: Ruben Reyes Gil.

(B) The Owner indicates as contractual address to receive any notices related to the Agreement the one located at:

Address (please include zip code): Avenida Paseo de las Palmas No. 1270, Lomas de Chapultepec, C.P. 11000, Mexico City.

Telephone: 5292 0100

Email: marcos@bvg.com.mx

Attention to: Marcos Sacal Cohen

(C) All communications, notices, writs and similar set forth in the Agreement must be sent and served in two of the following forms: (i) in person with acknowledgment of receipt signed by the legal representative of the party in question; and (ii) by courier with acknowledgment of receipt, certified mail, or transmitted by facsimile, and by email, which will become effective upon receipt.

(D) The parties may, upon written notice, designate a different address to which all communications, notices, writings, and similar under this Agreement must be delivered.

Any change in the information provided by the parties must be notified to the other party 10 (ten) Calendar Days in advance of the date on which the change is to take effect. Without such notice, all communications made in accordance with the information provided in this clause will be deemed to have been validly made.

The Parties expressly agree that the communications and notices made through the electronic means agreed upon in this clause will have full legal force and effect.

TWENTY-NINE.- PLACE OF PERFORMANCE; OUTSOURCING.

The services to be provided by AMR under this Agreement shall be provided primarily at the Hotel, without prejudice to the authority of AMR to coordinate a portion of such services through its Subsidiaries or Affiliates. Notwithstanding the foregoing, AMR is authorized, to the extent reasonably practical and in accordance with market conditions in the area where the Hotel is located, to provide outside the country any of the services to be provided by AMR under this Agreement.

The Owner hereby expressly authorizes AMR to enter into such acts, contracts, or agreements as it deems necessary for the effective performance of the Operation services, provided that they are contemplated within the Approved Annual Budget, and to outsource (in whole or in part) the provision of such services with other companies of recognized prestige and capacity, in the opinion of AMR, without this representing in any way a release from the obligations and responsibilities assumed by AMR under this Agreement.

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THIRTY.- ENTIRE AGREEMENT.

This Agreement and any other agreements entered into pursuant hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any other prior or contemporaneous agreements, whether oral or written.

THIRTY-ONE.- AMENDMENTS, CONDITIONS, OTHER AGREEMENTS AND LANGUAGE.

(A) Amendments: This Agreement may not be amended or changed, without the prior written agreement signed by the Parties.

(B) Conditions: The Parties also agree that the obligations of AMR under this Agreement are subject to the satisfaction of the obligations of the Owner, consisting in that the latter, before handing over the Hotel, shall procure or obtain the transfer of all authorizations, licenses, and Permits from the competent authorities in the country in question, so that AMR may legally and fully comply with all its obligations under this Agreement.

(C) Other Management Agreements: AMR and the Owner may agree to apply certain of the terms and conditions of this Agreement in other management agreements or other instruments in order to comply with the provisions of the applicable laws of any jurisdiction in which services are to be performed hereunder, or in order to properly reflect the application of payments and/or the performance of obligations hereunder in such jurisdictions; on the understanding that such agreements or instruments must be consistent with this Agreement and, in the event of any conflict or ambiguity between this Agreement and any other documents, the terms of this Agreement shall prevail.

(D) LANGUAGE: This Agreement may be executed in English and Spanish. In the event of any conflict, ambiguity, or discrepancy between the English version and the Spanish version, both parties agree that the Spanish version shall prevail.

THIRTY-TWO.- SEVERABILITY, COUNTERPARTS, AND ATTORNEYS' FEES.

(A) SEVERABILITY: In the event that any of the provisions of this Agreement should be declared null and void by order, decree, or judgment, the Agreement shall continue to be integrated as if such provisions had not been inserted.

(B) COUNTERPARTS: This Agreement may be executed in any number of originals, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.

(C) ATTORNEYS' FEES: In the event of any dispute between the parties with respect to the terms and conditions hereof and/or their interpretation, each party shall bear its own attorneys' fees, including court costs.

THIRTY-THREE.- GOVERNING LAW AND JURISDICTION.

(A) Governing Law: This Agreement will be subject to the applicable laws of the United Mexican States.

(B) Jurisdiction: The parties agree that, for any action or proceeding related to the interpretation and performance of this Agreement, they will irrevocably submit to the jurisdiction of the courts of the City of Cancun, Quintana Roo, or Mexico City, at the option of the plaintiff, expressly waiving any other venue to which they may be entitled by reason of their current or future address.

The Parties agree to keep confidential, for themselves and their legal and professional advisors, the existence and details of any proceedings pursuant to this Clause, including the submissions, documents, and evidence of the parties, any and all awards (their contents, reasons and results), except to the extent that such documents or information are in the public domain or disclosure is required by legal obligation or is reasonably necessary to protect or pursue a legal right or remedy.

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THIRTY-FOUR. APPROVAL; CONSENT AND; AUTHORIZED REPRESENTATIVES.

(A) Except to the extent otherwise provided herein, the words “approval” and “consent” (and any variations thereof), when used in this Agreement, shall mean prior written approval or consent, which may not be unreasonably withheld or delayed.

(B) With respect to any approval, consent, or other official communication between the Parties, the authorized representative of AMR shall be any officer or attorney-in-fact authorized to act on its behalf, unless AMR designates a specific individual for such purpose, AMR shall notify the Owner, and the authorized representative of the Owner shall be any officer or attorney-in-fact authorized to act on its behalf, unless the Owner designates a specific individual for such purpose, which must be notified by the Owner to AMR.

THIRTY-FIVE. CONDITIONS PRECEDENT.

This Agreement is subject to the satisfaction of the following conditions precedent:

Financing. That the Owner obtains financial closing with respect to the agreements, contracts, and other Financing documents (to the satisfaction of the Owner), in order to obtain the necessary funds for the development, construction, operation, management, and maintenance of the Hotel under the terms of this Agreement.

For purposes of this Clause, there will be financial closing at the time on which the first borrowing of funds under the Financing documents is carried out.

2. Legal and Environmental Audit. That the Owner carries out studies, analysis, and a legal and environmental audit, which must be satisfactory to the Owner, with the purpose of concluding that the Hotel can be built on the Land and that all the licenses, Permits, and authorizations required for its Operation under the terms of this Agreement can be obtained, including without limitation obtaining a concession of federal maritime terrestrial zone, land reclaimed from the sea, or any other authorization that may apply.

In the event that there are observations or contingencies arising from the legal and environmental audit, the Owner shall communicate them to AMR so that within 15 (fifteen) Calendar Days following such notice the Parties may agree on the way and term to solve such observations or contingencies. In the event that the Parties do not solve them within such term, this condition precedent will be deemed not satisfied.

The conditions precedent set forth in this Clause must be satisfied within 30 (thirty) days following the execution date of this instrument. If upon expiration of this term they have not been satisfied or performed, the Parties may choose between (i) extending the term provided for the satisfaction of the condition precedent, or (ii) terminating this Agreement without liability for the Parties.

The Parties may, by mutual agreement, waive and/or amend the content and scope of each of the conditions precedent referred to in this Clause.

This Agreement will become effective once the conditions precedent set forth in this Clause have been satisfied; therefore, it is the will of the Parties to eliminate its retroactivity to the execution date of this instrument.

In the event that the conditions precedent are not satisfied within the 30 (thirty) day- term provided in this Clause, and the Parties do not agree otherwise, this Agreement shall terminate by operation of law and therefore the rights and obligations contained herein will be null and void.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first indicated above.

[Signature page follows]

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Signature page of the Hotel Operation and Management Services Agreement subject to Conditions Precedent dated September 10, 2019, entered into by and between AMR and the Owner.

“AMR” AMR OPERACIONES MX, S. DE R.L. DE C.V.	“The Owner” OPERADORA HOTELERA G I., S.A. DE C.V.

/s/ Ruben Reyes Gil	/s/ Laura Isabel Castillo Solis
By: Ruben Reyes Gil	By: Laura Isabel Castillo Solis
Title: Attorney-in-Fact	Title: Attorney-in-Fact

EXHIBITS

Exhibit “A”.	Land Title Deed.

Exhibit “B”.	Articles of Incorporation of the Owner.

Exhibit “B-2	Powers of attorney of Owner.

Exhibit “C”.	Articles of Incorporation and Powers of Attorney of AMR.

Exhibit “D”.	Form of Marketing Agreement.

Exhibit “E”.	AMR standard.

Exhibit “F”.	Guarantee Amounts

Exhibit “F-1	Financial and Business Projections

Exhibit “G”.	Project Drawings and Construction Schedule.

Exhibit “H”.	Form of Power of Attorney.

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